TerrAscend Reports Fourth Quarter and Full Year 2025 Financial Results

Net Revenue of $66.1 million for Q4 2025 and $260.6 Million for FY 2025

Gross Profit Margin of 52.1% for Q4 2025 and 52.3% for FY 2025 from continuing operations

Q4 2025 Net Cash provided from continuing operations of $8.3 million and Free Cash Flow¹ of $6.6 million

14th consecutive quarter of positive Cash Flow from continuing operations and 10th consecutive quarter of positive Free Cash Flow¹

FY 2025 Net Cash provided from continuing operations of $33.9 million and Free Cash Flow¹ of $25.3 million

TORONTO, March 12, 2026 - TerrAscend Corp. ("TerrAscend" or the "Company") (TSX: TSND) (OTCQX: TSNDF), a leading North American cannabis company, today reported its financial results for the fourth quarter and full year ended December 31, 2025. All amounts are expressed in U.S. dollars and are prepared under U.S. Generally Accepted Accounting Principles (GAAP), unless indicated otherwise.

The following financial measures are reported as results from continuing operations unless otherwise noted, due to the Company’s previously stated intention to sell all of its Michigan assets, which are reported as discontinued operations effective as of the second quarter ended June 30, 2025. All historical periods have been restated accordingly.

Fourth Quarter 2025 Financial Highlights

•
Net Revenue was $66.1 million, compared to $65.1 million in Q3 2025.
•
Gross Profit Margin was flat at 52.1%, compared to Q3 2025.
•
GAAP Net Loss from continuing operations was $0.5 million, compared to net loss of $9.9 million in Q3 2025.
•
EBITDA from continuing operations¹ was $11.5 million, compared to $14.3 million in Q3 2025.
•
Adjusted EBITDA from continuing operations¹ was $16.7 million, compared to $17.0 million in Q3 2025.
•
Adjusted EBITDA Margin from continuing operations¹ was 25.2%, compared to 26.1% in Q3 2025.
•
Net Cash provided from continuing operations was $8.3 million, compared to $7.1 million in Q3 2025.
•
Free Cash Flow¹ was $6.6 million, compared to $4.9 million in Q3 2025.

Full Year 2025 Financial Highlights

•
Net Revenue was $260.6 million, compared to $268.1 million in 2024.
•
Gross Profit Margin was 52.3%, compared to 50.7% in 2024.
•
GAAP Net Loss from continuing operations was $24.5 million, compared to $20.9 million in 2024.
•
EBITDA from continuing operations¹ was $56.9 million, compared to $53.8 million in 2024.
•
Adjusted EBITDA from continuing operations¹ was $67.8 million, compared to $70.2 million in 2024.
•
Adjusted EBITDA Margin from continuing operations¹ was 26.0%, compared to 26.2% in 2024.
•
Net Cash provided from continuing operations was $33.9 million, after net tax payments of $9.4 million in 2025, compared to $46.2 million in 2024, after net tax refunds of $5.0 million in 2024.
•
Free Cash Flow¹ was $25.3 million, compared to $39.4 million in 2024.

“I am pleased to report another period of strong performance in our core Northeast markets of New Jersey, Maryland, and Pennsylvania. For the full year, we generated approximately $261 million in revenue, $68 million in Adjusted EBITDA, $34 million in positive operating cash flow and $25 million in free cash flow from continuing operations. Importantly, for the fourth quarter and full year periods our gross margin from continuing operations was above 52% and our Adjusted EBITDA margin from continuing operations was above 25%,” said Jason Wild, Executive Chairman of TerrAscend. “In New Jersey, we expanded our retail footprint to four dispensaries with the closing of the Union Chill transaction, and have made investments in wholesale to protect and grow our market share. In Maryland, we are operating at approximately a $75 million annual run rate with gross margins near 60%. In Pennsylvania, retail and wholesale revenue increased sequentially in the fourth quarter. In Ohio, we have fully integrated Ratio Cannabis into our operations and continue to evaluate opportunities to acquire high-quality stores, at the right price. Lastly, we have significantly advanced our strategic exit from the Michigan market with the sale of the majority of the assets completed to date.”

Mr. Wild added, “We remain disciplined in our M&A strategy - focusing solely on accretive transactions that align with our strategic goals. With a strong balance sheet, no material debt maturities until late 2028, consistent free cash flow generation, and regulatory momentum at both the state and federal levels, we believe TerrAscend is well equipped to deliver sustainable growth and drive shareholder value in 2026 and beyond.”

Financial Summary Q4 2025, Full Year 2025, and Comparative Periods

(in millions of U.S. Dollars)	Q4 2025	Q3 2025	2025	2024
Revenue, net	66.1	65.1	260.6	268.1
Quarter-over-Quarter increase	1.6%
Year-over-Year decrease			-2.8%

Gross profit	34.5	33.9	136.3	135.9
Gross profit margin	52.1%	52.1%	52.3%	50.7%

General & Administrative (“G&A”) expenses	22.8	21.3	86.2	90.6
Share-based compensation expense (included in G&A expenses above)	1.3	1.4	5.0	9.7
G&A as a % of revenue, net	34.4%	32.8%	33.1%	33.8%

Net loss from continuing operations	(0.5)	(9.9)	(24.5)	(20.9)

EBITDA from continuing operations[1]	11.5	14.3	56.9	53.8

Adjusted EBITDA from continuing operations[1]	16.7	17.0	67.8	70.2
Adjusted EBITDA Margin from continuing operations[1]	25.2%	26.1%	26.0%	26.2%

Net cash provided by operations - continuing operations	8.3	7.1	33.9	46.2

Free Cash Flow[1]	6.6	4.9	25.3	39.3

Fourth Quarter 2025 Business and Operational Highlights

•
Strengthened retail operations with the closing of the Union Chill transaction in Hunterdon County, adding another high-performing dispensary to TerrAscend’s New Jersey footprint.
•
In New Jersey, all three Apothecarium stores ranked in the top 20 in the state out of over 260 stores2.
•
Two of the four Apothecarium stores in Maryland, Salisbury and Cumberland, ranked in the top 10 in the state3.
•
In Maryland, Kind Tree ranked #6 in the state2.
•
In Pennsylvania, three of the Apothecarium stores ranked in the top 10 in the state3.
•
In Pennsylvania, Valhalla ranked #3 among edibles and Kind Tree ranked #2 among extracts in the state2.
•
Entered an exclusive licensing agreement with Tyson 2.0. Under the agreement, TerrAscend will manufacture and distribute Tyson 2.0 products across Maryland and Pennsylvania, with the launch expected this month.

Full Year 2025 Business and Operational Highlights

•
Executed a $79 million non-dilutive refinancing of existing debt with an additional uncommitted term loan facility of up to $35 million for strategic M&A.
•
Expanded into Ohio with the acquisition of the assets of Ratio Cannabis LLC in Goshen Township, marking entry into an additional US state.
•
Announced strategic exit from the Michigan market to focus resources on core markets. To date, the Company has completed the sale of the majority of its Michigan assets including dispensaries and cultivation/processing facilities, with net proceeds utilized to reduce existing debt.
•
Renewed and replenished the Company’s normal course issuer bid to repurchase up $10 million USD of the company’s common shares from time to time for a 12-month period ending August 2026.

1. EBITDA from continuing operations, Adjusted EBITDA from continuing operations, Adjusted EBITDA margin from continuing operations, and Free Cash Flow are non-GAAP measures defined in the section titled “Definition and Reconciliation of Non-GAAP Measures” below and reconciled to the most directly comparable GAAP measure at the end of this release.

2. Source: BDSA

3. Source: LIT Alerts

Fourth Quarter 2025 Financial Results

Net revenue for the fourth quarter of 2025 was $66.1 million, compared to $65.1 million for the third quarter of 2025. Retail revenue increased 1.0% sequentially and wholesale revenue increased 2.8% sequentially.

Gross profit margin from continuing operations for the fourth quarter of 2025 was flat at 52.1%, as compared to the third quarter of 2025.

G&A expenses for the fourth quarter of 2025 were $22.8 million and 34.4% of revenue, compared to $21.3 million and 32.8% of revenue in the third quarter of 2025.

GAAP Net Loss from continuing operations for the fourth quarter of 2025 was $0.5 million, compared to a net loss of $9.9 million in the third quarter of 2025.

Adjusted EBITDA from continuing operations was $16.7 million for the fourth quarter of 2025, or 25.2% of revenue, compared to Adjusted EBITDA from continuing operations of $17.0 million for the third quarter of 2025, or 26.1% of revenue.

Full Year 2025 Financial Results

Net revenue for full year 2025 was $260.6 million, compared to $268.1 million for full year 2024. Retail revenue increased 0.9% year-over-year and wholesale revenue declined 9.4% year-over-year.

Gross profit margin from continuing operations for full year 2025 improved to 52.3%, as compared to 50.7% for full year 2024.

G&A expenses for full year 2025 were $86.2 million and 33.1% of revenue, compared to $90.6 million and 33.8% of revenue in 2024.

GAAP Net Loss from continuing operations for full year 2025 was $24.5 million, compared to a net loss of $20.9 million for full year 2024.

Adjusted EBITDA from continuing operations was $67.8 million for full year 2025, or 26.0% of revenue, compared to Adjusted EBITDA from continuing operations of $70.2 million, or 26.2% of revenue for full year 2024.

Balance Sheet and Cash Flow

Cash and cash equivalents were $37.4 million as of December 31, 2025. Net cash provided by continuing operations in the fourth quarter of 2025 was $8.3 million, compared to $7.1 million in Q3 2025.

This represents the Company’s fourteenth consecutive quarter of positive cash flow from continuing operations. Capex spending was $1.7 million in the fourth quarter, mainly related to expansions at the Maryland and New Jersey facilities. Free cash flow was $6.6 million in the fourth quarter of 2025, representing the tenth consecutive quarter of positive free cash flow.

Full year 2025 net cash provided from continuing operations was $33.9 million, after net tax payments of $9.4 million in 2025, compared to $46.2 million in 2024, after net tax refunds of $5.0 million in 2024. Free Cash Flow was $25.3 million in 2025, compared to $39.4 million in 2024.

During the third quarter of 2025, the Company closed on an upsized senior secured syndicated term loan of $79 million, the majority of which was used to retire existing indebtedness, with the remainder designated for future growth initiatives. As part of this transaction, the Company executed an additional uncommitted term loan facility in an aggregate principal amount of up to $35 million for future M&A.

As of December 31, 2025, there were approximately 383 million basic shares of the Company issued and outstanding, including 309 million common shares, 11 million preferred shares as converted, and 63 million exchangeable shares. Additionally, there were 23 million warrants outstanding at a weighted average price of $4.34 USD per share. During 2025, the Company completed the repurchase of 1,117,500 shares through its normal course issuer bid at a weighted average price of $0.44 USD per share.

Conference Call Details

TerrAscend will host a conference call today, Thursday, March 12, 2026, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, President and Chief Executive Officer, and Alisa Campbell, Interim Chief Financial Officer, will host the call starting at 5:00 p.m. Eastern Time. A question-and-answer session will follow management's presentation.

Date:	Thursday, March 12, 2026

Time:	5:00 p.m. Eastern Time
Webcast:	https://app.webinar.net/EPJ9wXNjKl1
Dial-in Number:	1-888-510-2154
Replay:	1-289-819-1450 or 1-888-660-6345 Available until 12:00 midnight Eastern Time on Thursday, March 26, 2026 Replay Entry Code: 77201#

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including operations in Pennsylvania, New Jersey, Maryland, Ohio, and California through TerrAscend Growth Corp. and retail operations in Canada. TerrAscend operates The Apothecarium and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including The Apothecarium, Cookies, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend, and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include, but not limited to, statements with respect to the Company’s expectations with respect to its business outlook, financial profile, and operational efficiencies; its market opportunities, growth prospects in new and existing markets, and M&A strategy; the expected benefits of, and the Company’s ability to complete its exit plans in Michigan; the expected benefits of the Company’s recent acquisitions; the Company’s expectation of future availability and expected use of the remainder of funds under the uncommitted term loan; the execution and expected benefits of the Company’s exclusive licensing agreement with Tyson 2.0; and the Company’s repurchases of outstanding shares under its share repurchase program. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 12, 2025.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates: (i) Free cash flow from net cash provided by operating activities from continuing operations less capital expenditures for property and equipment, which management believes is an important measurement of the Company's ability to generate additional cash from its business operations, and (ii) EBITDA from continuing operations and Adjusted EBITDA from continuing operations as net loss, adjusted to exclude provision for income taxes, finance expenses, amortization and depreciation, share-based compensation, impairment of intangible assets, impairment of property and equipment and right of use assets, loss on extinguishment of debt, (gain) loss from revaluation of contingent consideration, unrealized and realized loss on investments, unrealized and realized foreign exchange (gain) loss, loss (gain) on fair value of derivative liabilities, loss (gain) on disposal of fixed assets, gain on lease termination, and certain other one-time items, which management believes is not reflective of the ongoing operations and performance of the Company. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

For more information regarding TerrAscend:

Ziad Ghanem
Chief Executive Officer
IR@terrascend.com
689-345-4114

Investor Relations Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

Valter@KCSA.com

212-896-1254

TerrAscend Corp.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	At	At
	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$37,414	$26,381
Restricted cash	110	606
Accounts receivable, net	16,898	20,224
Investments	362	1,727
Inventory	34,054	39,672
Prepaid expenses and other current assets	8,557	5,121
Assets from discontinued operations, current	12,713	83,156
Total current assets	110,108	176,887
Non-current assets
Property and equipment, net	129,932	124,165
Deposits	60	168
Operating lease right of use assets	26,691	28,755
Intangible assets, net	167,310	169,604
Goodwill	109,770	106,929
Other non-current assets	13,508	723
Total non-current assets	447,271	430,344
Total assets	$557,379	$607,231

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$39,807	$40,349
Deferred revenue	3,993	3,575
Convertible debt	10,355	—
Loans payable	5,322	6,761
Contingent consideration payable	—	3,121
Operating lease liability	1,511	1,322
Derivative liability	967	92
Corporate income tax payable	5,360	11,531
Liabilities from discontinued operations	12,616	24,298
Total current liabilities	79,931	91,049
Non-current liabilities
Loans payable	203,846	183,461
Operating lease liability	28,555	30,664
Derivative liability	2,221	451
Convertible debt	6,896	9,114
Deferred income tax liability	8,025	8,428
Contingent consideration payable	—	172
Liability on uncertain tax position	128,798	106,991
Other long term liabilities	86	85
Total non-current liabilities	378,427	339,366
Total liabilities	458,358	430,415
Commitments and contingencies
Shareholders' equity
Share capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 10,725 and 12,350 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 600 and 600 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 63,492,038 and 63,492,038 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Common shares, no par value, unlimited shares authorized; 308,532,518 and 293,232,131 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Treasury stock, no par value; nil and 129,500 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	960,241	952,463
Accumulated other comprehensive income	1,986	3,011
Accumulated deficit	(864,742)	(778,514)
Non-controlling interest	1,536	(144)
Total shareholders' equity	99,021	176,816
Total liabilities and shareholders' equity	$557,379	$607,231

TerrAscend Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Years Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Revenue, net	$260,558	$268,078	$250,509

Cost of sales	124,234	132,211	112,492

Gross profit	136,324	135,867	138,017

Operating expenses:
General and administrative	86,240	90,624	83,543
Amortization and depreciation	5,424	5,074	5,757
Impairment of intangible assets	2,606	—	15,518
Impairment of goodwill	—	—	4,690
Impairment of property and equipment and right of use assets	—	2,438	28
Other operating expense (income)	33	(1,190)	(1,255)
Total operating expenses	94,303	96,946	108,281

Income from operations	42,021	38,921	29,736

Other expense (income)
Finance and other expenses	35,403	33,487	32,853
Unrealized and realized loss on investments	1,365	238	2,604
(Gain) loss from revaluation of contingent consideration	(1,004)	2,466	(645)
Loss on extinguishment of debt	1,432	2,096	—
Loss (gain) on fair value of derivative liabilities	535	(4,549)	(1,181)
Transaction and restructuring costs	—	—	344
Unrealized and realized foreign exchange (gain) loss	(687)	940	2
Income (loss) from continuing operations before provision for income taxes	4,977	4,243	(4,241)
Provision for income taxes	29,466	25,134	23,386
Net loss from continuing operations	$(24,489)	$(20,891)	$(27,627)

Discontinued operations:
Loss from discontinued operations, net of tax	$(56,842)	$(51,779)	$(59,103)
Net loss	$(81,331)	$(72,670)	$(86,730)

Foreign currency translation adjustment	1,025	(1,212)	286
Comprehensive loss	$(82,356)	$(71,458)	$(87,016)

Net loss from continuing operations attributable to:
Common and proportionate Shareholders of the Company	$(29,386)	$(28,453)	$(36,441)
Non-controlling interests	$4,897	$7,562	$8,814

Comprehensive loss attributable to:
Common and proportionate Shareholders of the Company	$(87,253)	$(79,020)	$(95,830)
Non-controlling interests	$4,897	$7,562	$8,814

Net loss per share - basic & diluted:
Continuing operations	$(0.10)	$(0.10)	$(0.13)
Discontinued operations	(0.19)	(0.18)	(0.21)
Net loss per share - basic & diluted	$(0.29)	$(0.28)	$(0.34)
Weighted average number of outstanding common shares - basic & diluted	301,083,354	291,513,878	279,285,588

TerrAscend Corp.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Years Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Operating activities
Net loss from continuing operations	$(24,489)	$(20,891)	$(27,627)
Adjustments to reconcile net loss to net cash provided by operating activities
Accretion and accrued interest	7,945	10,862	9,004
Depreciation of property and equipment and amortization of intangible assets	15,621	14,555	14,840
Amortization of operating right-of-use assets	1,595	1,617	1,263
Share-based compensation	5,007	9,706	7,707
Deferred income tax expense recovery	(532)	1,368	(10,254)
Loss (gain) on fair value of derivative liabilities	535	(4,549)	(181)
Unrealized and realized loss on investments	1,365	238	2,604
(Gain) loss from revaluation of contingent consideration	(1,004)	2,466	(645)
Provision for expected credit loss (recovery)	1,665	3,054	—
Loss on extinguishment of debt	1,432	2,096	—
Unrealized and realized foreign exchange (gain) loss	(687)	940	2
Impairment and other	2,634	1,249	19,504
Changes in operating assets and liabilities
Receivables	1,646	(5,302)	(8,675)
Inventory	5,946	1,171	(4,250)
Accounts payable and accrued liabilities	(4,515)	(317)	9,125
Income taxes paid and tax related liabilities	20,498	28,702	39,030
Prepaid expense and other current assets	(144)	52	1,135
Other assets and liabilities	(592)	(801)	(694)
Net cash provided by operating activities - continuing operations	33,926	46,216	51,888
Net cash used in operating activities - discontinued operations	(12,398)	(8,266)	(24,417)
Net cash provided by operating activities	21,528	37,950	27,471

Investing activities
Investment in property and equipment	(8,614)	(6,866)	(4,871)
Investment in note receivable, net of interest received	165	(1,460)	—
Investment in intangible assets	(738)	(1,187)	(1,668)
Insurance recovery for property and equipment	—	—	—
Cash portion of consideration paid in acquisition	(5,128)	(250)	(16,789)
Deposits for business acquisition	(3,400)	—	—
Success fees related to Alternative Treatment Center license	—	—	(3,012)
Net cash used in investing activities - continuing operations	(17,715)	(9,763)	(26,340)
Net cash provided by (used in) investing activities - discontinued operations	3,108	(2,484)	10,121
Net cash used in investing activities	(14,607)	(12,247)	(16,219)

Financing activities
Proceeds from loan payable, net of transaction costs	78,944	129,382	23,869
Loan principal paid	(70,490)	(136,996)	(42,759)
Loan exit fee paid	(233)	(500)	(1,178)
Capital distributions paid to non-controlling interests	(3,237)	(7,324)	(11,621)
Payment for contingent consideration	(386)	—	—
Payments made for financing obligations and finance lease	—	(276)	(55)
Repurchases of common shares	(410)	(215)	—
Proceeds from private placement, net of share issuance costs	—	—	20,820
Proceeds from options exercised	—	—	98
Employee retention credit	—	—	7,215
Net cash provided by (used in) financing activities- continuing operations	4,188	(15,929)	(3,611)
Net cash used in financing activities- discontinued operations	—	(8,787)	(8,889)
Net cash provided by (used in) financing activities	4,188	(24,716)	(12,500)

Net increase (decrease) in cash and cash equivalents and restricted cash during the year	11,109	987	(1,248)
Net effects of foreign exchange	(572)	653	(168)
Cash and cash equivalents and restricted cash, beginning of the year	26,987	25,347	26,763
Cash and cash equivalents and restricted cash, end of the year	$37,524	$26,987	$25,347

TerrAscend Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

The table below reconciles net loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended		For the Years Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Net income (loss)	3,598	(24,554)	(81,331)	(72,670)
Loss from discontinued operations	4,110	(14,647)	(56,842)	(51,779)
Loss from continued operations	(512)	(9,907)	(24,489)	(20,891)

Add (deduct) the impact of:
Provision for income taxes	(1,673)	11,034	29,466	25,134
Finance expenses	9,666	9,243	36,291	34,339
Amortization and depreciation	3,977	3,934	15,640	15,191
EBITDA from continuing operations	11,458	14,304	56,908	53,773
Add (deduct) the impact of:
Share-based compensation	1,348	1,366	5,007	9,706
Impairment of intangible assets	2,606	-	2,606	-
Loss on extinguishment of debt	-	1,432	1,432	2,096
Loss (gain) on fair value of derivative liabilities	188	723	535	(4,549)
Loss (gain) on disposal of fixed assets	127	-	127	(21)
Gain on lease termination	(99)	-	(99)	(1,169)
Impairment of property and equipment and right of use assets	-	-	-	2,438
Unrealized and realized foreign exchange (gain) loss	(157)	77	(687)	940
Unrealized and realized loss on investments	629	1	1,365	238
(Gain) loss from revaluation of contingent consideration	(179)	(1,171)	(1,004)	2,466
Other one-time items	731	266	1,621	4,302
Adjusted EBITDA from continuing operations	$16,652	$16,998	$67,811	$70,220
Adjusted EBITDA Margin from continuing operations	25.2%	26.1%	26.0%	26.2%

The table below reconciles Net cash provided by operating activities to Free Cash Flow:

	For the Three Months Ended		For the Years Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Net cash provided by operating activities - continuing operations	$8,327	$7,120	$33,926	$46,216
Capital expenditures for property and equipment	(1,716)	(2,248)	(8,614)	(6,866)
Free Cash Flow	$6,611	$4,872	$25,312	$39,350